NEWLAN LAW FIRM, PLLC

2201 Long Prairie Road – Suite 107-762

Flower Mound, Texas 75022

940-367-6154

April 29, 2025

HNO International, Inc.

41558 Eastman Drive

Suite B

Murrieta, California 92562

Re:       Offering Statement on Form 1-A

Gentlemen:

We have been requested by HNO International, Inc., a Nevada corporation (the “Company”), to furnish you with our opinion as to the matters hereinafter set forth in connection with its offering statement on Form 1-A (the “Offering Statement”), relating to the qualification of shares of the Company’s $.001 par value common stock (the “Common Stock”) under Regulation A promulgated under the Securities Act of 1933, as amended. Specifically, this opinion relates to 50,000,000 shares of the Company’s $.001 par value common stock (the “Subject Shares”) to be offered by the Company.

In addition, this opinion relates to Subject Shares that may be issued to NLF Support Services, LLC (the “Selling Shareholder”) in payment of a convertible promissory note. The Subject Shares that may be issued to the Seller Shareholder are the “Selling Shareholder Shares” and, if issued, are to be offered by the Selling Shareholder.

In connection with this opinion, we have examined the Offering Statement, the Company’s Articles of Incorporation and Bylaws (each as amended to date), copies of the records of corporate proceedings of the Company and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

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Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the 50,000,000 Subject Shares being offered by the Company and the Selling Shareholder Shares that may be offered by the Selling Shareholder will, when issued in accordance with the terms set forth in the Offering Statement, be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

Our opinions expressed above are subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Nevada Revised Statutes (including the statutory provisions and reported judicial decisions interpreting the foregoing).

We hereby consent to the use of this opinion as an exhibit to the Offering Statement and to the reference to our name under the caption “Legal Matters” in the Offering Statement and in the offering circular included in the Offering Statement.

As of the date hereof, our wholly-owned service subsidiary, NLF Support Services, LLC, the Selling Shareholder, is the holder of a $45,000 principal amount convertible note issued pursuant to a legal services agreement between the Company and this firm.

Sincerely, /s/ Newlan Law Firm, PLLC NEWLAN LAW FIRM, PLLC

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